UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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March 17, 2017

Dear Shareholders:

Bemis Company again executed on our long-term strategy in 2016. We continue to help our customers – and their brands – succeed as we accelerate growth, focus innovation, and continuously improve all we do to deliver strong financial performance. In 2016, we:

•	Increased operating profit return on sales in our US packaging segment by 100 basis points to 15.3 percent;

•	Generated $437 million in operating cash flow;

•	Invested $208 million in capital to expand and improve our business;

•	Successfully completed the acquisition of SteriPack; and

•	Returned value to shareholders through dividends and share repurchases.

We continue to invest in our business to fuel the long-term success of Bemis Company.

We’re investing in our people. Bemis has a longstanding reputation of providing rewarding and challenging career opportunities for our employees. As we continue to progress towards a high-performance culture focused on accountability and delivering results, we are also creating new ways to expand the effectiveness of our greatest assets – our employees. For example, our Leader Broadening Program develops high-potential employees by giving them exposure to a variety of functions, geographies, and critical experiences. We are developing future leaders to carry forward the success of Bemis Company.

We’re investing in our facilities and equipment. Our capital expenditures are focused on growth and recapitalization projects that support our long-term financial plans. For example, our strategic investment to expand our healthcare packaging facilities across the globe supports our growth and margin expansion in this attractive healthcare space. Our multi-year, strategic investment in our asset recapitalization program of converting equipment is driving margin expansion on existing business through the efficiencies provided by new, state-of-the-art assets; this program is also driving short and long-term growth for Bemis as it allows us to find a variety of food and non-food packaging opportunities attractive and accretive to earnings.

We’re investing in innovation to help our customers succeed. Our new Innovation Center in Neenah, Wisconsin is a global hub for our customers to collaborate, ideate, and innovate alongside us at a pace faster than ever before. Innovative packaging helps our traditional customers unlock growth by grabbing consumers’ attention on the retail store shelf. Innovative packaging provides e-retailers a lightweight, cost-effective option in delivering intact product to consumers’ doorsteps. Innovative packaging helps our customers succeed, and our Innovation Center is at the heart of this success.

We are well positioned for continued financial performance improvement in 2017 and beyond. Our more than 17,000 employees across the globe are focused on delivering our financial plans and on executing well – in our operations, in our strategic business projects, and in all areas of our business. I look forward to continued success for Bemis and all of our stakeholders over the long term.

It is my pleasure to invite you to join us at the Annual Meeting of Shareholders of Bemis Company, Inc. at the Company’s corporate offices located at One Neenah Center, 134 East Wisconsin Avenue, Neenah, Wisconsin. The meeting will be held on Thursday, May 4, 2017, at 9:00 a.m., Central Daylight Time. You will have an opportunity both before and after the meeting to meet and speak informally with our Directors and Officers.

On behalf of the Board of Directors and all Bemis Company employees, thank you for your continued support of, and confidence in, Bemis Company.

Sincerely,

William F. Austen

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Thursday, May 4, 2017

9:00 a.m. Central Daylight Time

One Neenah Center,

134 East Wisconsin Avenue, Neenah, Wisconsin 54956

ITEMS OF BUSINESS

1.	To elect 10 Directors for a term of one year;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
3.	To cast an advisory vote on the Company’s executive compensation (“Say-on-Pay Vote”);
4.	To cast an advisory vote on the frequency of casting an advisory vote on executive compensation (“Frequency Vote”); and
5.	To transact such other business as may properly come before the meeting.

RECORD DATE

Only shareholders of record at the close of business on March 6, 2017, will be entitled to receive notice of and to vote at the meeting.

HOW TO CAST YOUR VOTE (SEE PAGE 40)

You can vote by any of the following methods:

By internet at www.proxyvote.com

By telephone at 1-800-690-6903

By mailing your proxy card

HOW TO ATTEND THE MEETING

If you plan to attend the meeting in person, see page 43 for information regarding admission.

Your vote is important to us. Please execute your proxy promptly.

March 17, 2017

By Order of the Board of Directors

Sheri H. Edison,

Senior Vice President, Chief Legal Officer and Secretary

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PROXY STATEMENT SUMMARY

Our proxy statement contains information about the matters that will be voted on at our Annual Meeting of Shareholders as well as other helpful information about Bemis Company, Inc. (the “Company”). Below is an executive summary that we hope will be helpful to our shareholders and others who read our proxy statement. This summary highlights certain information contained elsewhere in our proxy statement. We encourage you to read the entire proxy statement carefully before voting.

Matters to be Voted on at the 2017 Annual Meeting of Shareholders

Proposal		Board Recommendation	For more detail, see page:
1.	Election of Directors	FOR each Nominee	10
2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	FOR	38
3.	Advisory vote to approve executive compensation	FOR	38
4.	Advisory vote to approve frequency of advisory vote on executive compensation	1 Year	39

Business Highlights

•	We are a global supplier of packaging products with over $4 billion in sales in 2016.

•	We generated $437 million in operating cash flow during 2016.

•	We invested $208 million in capital expenditures to expand and improve our business.

•	In 2016, we increased operating profit return on sales at our U.S. packaging segment by 100 basis points to 15.3 percent.

•	In 2016, we successfully completed the acquisition of SteriPack.

•	In 2017, the Board of Directors approved the 34th consecutive annual increase in the quarterly dividend payable to our shareholders.

Corporate Governance Highlights

•	9 of 10 Director-nominees are independent

•	Independent Chairman of the Board

•	Regular executive sessions of independent directors

•	Board and committees may engage independent advisors

•	Annual election of all Directors

•	Share ownership requirements for Directors

•	Directors prohibited from hedging or pledging Company stock

•	Single class of shares

•	No poison pill

•	Comprehensive process for evaluating and managing risks

•	Proxy access provisions in bylaws

•	Limitation on number of boards on which Directors can serve

•	Annual Board and individual director evaluations

•	Shareholder engagement program

•	Director resignation policy relative to majority voting

Executive Compensation Highlights

What we do
Mix of base salary, short-term performance-based incentives and long-term incentives
70 percent of long-term incentive is performance-based which utilizes a total shareholder return payout metric
Stock ownership and holding requirements
Clawback policy in event of certain restatements
Use of independent compensation consultant
Conduct competitive benchmarking regarding executive compensation
Management agreements requiring double-triggers in the event of a change of control (e.g., involuntary or constructive termination following a change of control)
Annual vote by shareholders regarding executive compensation
What we don’t do
No hedging or pledging Company stock
No dividends paid on unearned or unvested equity grants
No excessive perquisites

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Nominees for Directors

The following table provides summary information about each Director-nominee and their current committee memberships. All Directors are elected to one-year terms. Detailed information about each Directors’ background, skillset and areas of expertise can be found beginning on page 10.

Name	Age	Director Since	Primary Occupation & Other Public Company Boards	Committee Membership
				A	NG	C	E
William F. Austen	58	2014	CEO & President, Bemis Company Boards: Tennant Company
Ronald J. Floto	74	2012	President, FLT International
Adele M. Gulfo	54	2015	Chief Strategy Officer, Mylan N.V.
David S. Haffner	64	2004	Former Chairman & CEO, Leggett & Platt
Timothy M. Manganello	67	2004	Former Chairman & CEO, BorgWarner Boards: Delphi Automotive
William L. Mansfield	68	2012	Former Chairman & CEO, Valspar Corporation Boards: Triumph Group
Arun Nayar	66	2015	Former Executive Vice President & CFO, Tyco International
David T. Szczupak	61	2012	Executive Vice President, Global Product Organization, Whirlpool
Holly A. Van Deursen	58	2008	Former Group Vice President, British Petroleum Boards: Actuant, Petroleum Geo-Services, Capstone Turbine
Philip G. Weaver	64	2005	Former Vice President & CFO, Cooper Tire & Rubber

A – Audit Committee

NG – Nominating and Corporate Governance Committee

C – Compensation Committee

E – Executive Committee

DIVERSITY OF BACKGROUND OF DIRECTOR-NOMINEES

Our Director-nominees reflect a diverse array of backgrounds, experiences and expertise which collectively enable the Board to be highly effective and make substantial contributions to our Company. All of the nominees are seasoned, senior executives who have held global leadership positions in multiple industries, including health care, automotive, retail, petrochemical, and diversified manufacturing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The only persons known to us to beneficially own, as of March 6, 2017, more than 5 percent of our outstanding Common Stock are set forth in the following table.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Mairs and Power, Inc.(1) 332 Minnesota Street W-1520 First National Bank Building St. Paul, MN 55101	4,715,020	5.0%
State Street Corporation(2) One Lincoln Street Boston, MA 02111	5,821,526	6.2%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	8,018,911	8.6%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	8,195,436	8.7%

(1)	Based on information contained in a Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission (“SEC”) on February 14, 2017, Mairs and Power has sole voting power over 3,513,920 shares and sole dispositive power over 4,715,020 shares.

(2)	Based on information contained in a Schedule 13G filed by such beneficial owner with the SEC on February 9, 2017, State Street Corporation has shared voting and dispositive power over all 5,821,526 shares.

(3)	Based on information contained in a Schedule 13G filed by such beneficial owner with the SEC on February 10, 2017, Vanguard has sole voting power over 55,957 shares, sole dispositive power over 7,957,361 shares, shared voting power over 10,412 shares and shared dispositive power over 61,550 shares.

(4)	Based on information contained in a Schedule 13G filed by such beneficial owner with the SEC on January 19, 2017, BlackRock has sole voting power over 7,744,648 shares and sole dispositive power over 8,195,436 shares.

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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of our Common Stock as of March 6, 2017, by each Director, each of our Executive Officers named in the Summary Compensation Table in this proxy statement, and all of our current Directors and Executive Officers as a group. Percentage of outstanding shares is based on 91,950,468 shares outstanding as of March 6, 2017.

Beneficial Owner	Direct(1)	Voting or Investment Power(2)	Right to Acquire(3)	Total	Percent of Outstanding Shares
William F. Austen	212,108	44,306	49,443	305,857	*
Michael B. Clauer	0	0	19,317	19,317	*
Sheri H. Edison	39,225	0	8,312	47,538	*
Timothy S. Fliss	9,282	17,767	0	27,049	*
Ronald J. Floto	15,212	0	2,127	17,339	*
Adele M. Gulfo	1,847	0	2,127	3,974	*
David S. Haffner	43,732	0	2,127	45,859	*
Timothy M. Manganello	82,371	0	4,051	86,422	*
William L. Mansfield	21,467	0	2,127	23,594	*
Arun Nayar	10,966	0	2,127	13,093	*
Edward N. Perry	94,450	93,382	2,127	189,959	*
James W. Ransom, Jr.	78,325	0	12,494	91,819	*
David T. Szczupak	7,808	0	2,127	9,935	*
Holly A. Van Deursen	22,289	0	2,127	24,416	*
Philip G. Weaver	30,495	0	2,127	32,622	*
All Executive Officers and Directors as a Group (17 persons)	726,516	155,455	117,751	999,772	1.1%

*	Less than one percent (1%).

(1)	These shares are held individually or jointly with others, or in the name of a bank, broker, or nominee for the individual’s account. Also included are shares resulting from option exercises and shares held in 401(k) accounts of Executive Officers.

(2)	This column includes other shares over which Directors and Executive Officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3)	Includes shares that are currently vested or that will vest within 60 days of March 6, 2017 pursuant to the grants made under the 2007 Stock Incentive Plan or 2014 Stock Incentive Plan.

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PROPOSAL 1	ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors has nominated 10 persons to the class of Directors to be elected at the meeting. Directors are elected to one-year terms and serve until their successors have been duly elected and qualified. Each nominee has indicated a willingness to serve as a Director, but in case any nominee is not a candidate for any reason, proxies named in the accompanying proxy card may vote for a substitute nominee selected by the Nominating and Corporate Governance Committee. In addition to certain biographical information about each Director and nominee, listed below is the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a Director on the Board. Edward N. Perry, who has served on the Board for 25 years, is not standing for re-election at the meeting.

Pursuant to Missouri corporation law, our Directors are elected by a majority vote. In 2016, our Board adopted a governance principle requiring Directors who do not receive a majority vote to tender their resignation to the Board. In addition, in the event of a contested election, Directors who do not receive a plurality of the votes are required to tender their resignation. In each case, the Board, upon recommendation of the Nominating and Corporate Governance Committee, will decide whether to accept the resignation and will publicly disclose its decision and rationale within 90 days after the date of the election. Any Director who offers his or her resignation will not participate in the decision with respect to that Director’s resignation.

2017 Director-Nominees

William F. Austen

Age: 58

Director Since 2014

Mr. Austen is our President and Chief Executive Officer, a position he was appointed to in 2014. He was previously Executive Vice President and Chief Operating Officer from 2013 to 2014, Group President from 2012 through 2013 and Vice President of Operations from 2004 to 2012. From 2000 to 2004, Mr. Austen served as the President and Chief Executive Officer of Morgan Adhesives Company which, at the time, was a division of the Company. Prior to joining the Company, Mr. Austen held various positions at General Electric Company from 1980 until 2000. Mr. Austen is also a director of Tennant Company (NYSE: TNC), a leading company in designing, manufacturing and marketing cleaning products, where he is a member of the Audit and Compensation Committees. Mr. Austen has an intimate understanding of the Company and its operations. His expertise in global manufacturing and operations is critical to the Company along with his experience in international mergers and acquisitions and business integration.

Ronald J. Floto

Age: 74

Director Since 2012

Mr. Floto is currently President and a director of FLT International, LLC, a company providing investment management and strategy consulting, which he founded in 2007. From 1997 to 2007, Mr. Floto was the Chief Executive Officer at Dairy Farm International Holdings Limited (SES: DAIR). Mr. Floto also currently serves as Strategy Director of Financial-Information-Technologies, Inc. He served as a director of Dairy Farm from 1997 until 2013. From 1994 to 1997, he was President of the Super K Division at Kmart Corporation. Mr. Floto’s vast experience in the retail and food industries provides extensive knowledge and insight into the needs of our customers in those industries. In addition, his international expertise offers important insight into the global aspects of our business.

Adele M. Gulfo

Age: 54

Director Since 2015

Ms. Gulfo is Chief Strategy Officer of Mylan N.V. (NASDAQ: MYL), a leading global pharmaceutical company, and has been serving in this role since 2014. Prior to joining Mylan, Ms. Gulfo spent four years at Pfizer, Inc., most recently as President, Latin America, and before that as President and General Manager, U.S. Primary Care. Previously, Ms. Gulfo held leadership positions at AstraZeneca Pharmaceuticals, Parke-Davis (Division of Warner-Lambert), SpectraTech Inc., and Fischer Scientific. Ms. Gulfo’s experience in the healthcare industry brings valuable industry, marketing, and strategic insight to our Board.

David S. Haffner

Age: 64

Director Since 2004

Mr. Haffner retired as the Chairman and Chief Executive Officer of Leggett & Platt, Inc. (NYSE: LEG), a diversified manufacturing company, at the end of 2015. Mr. Haffner became Chairman of the Board in May 2013, Chief Executive Officer in 2006 and President in 2002. He previously served as Chief Operating Officer from 1999 to 2006 and as Executive Vice President of Leggett & Platt from 1995 to 2002. Mr. Haffner has extensive experience managing the operations of an acquisitive, international, public company, which has been beneficial to us in our international acquisitions and subsequent integration activities. In addition, his experience with manufacturing operations, labor relations, compensation strategy, and financial performance measurement at Leggett & Platt provides valuable insight and makes him well qualified to be the Chair of our Compensation Committee.

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Timothy M. Manganello

Age: 67

Director Since 2004

Mr. Manganello has been the non-executive Chairman of the Board since May 2015. From August 2013 until his election as Chairman of the Board, Mr. Manganello served as independent Lead Director. Mr. Manganello retired as Chief Executive Officer of BorgWarner Inc. (NYSE: BWA), a leader in highly engineered components and systems for vehicle powertrain applications worldwide, at the end of 2012 and retired as Executive Chairman of the Board of BorgWarner effective April 2013. He had served in these roles since 2003. Mr. Manganello was also President, Chief Operating Officer and a board member of BorgWarner from 2002 until 2003. He served as Executive Vice President from 2001 until 2002 and President and General Manager of BorgWarner TorqTransfer Systems from 1999 to 2002. Mr. Manganello was previously Chairman of the Federal Reserve Bank of Chicago – Detroit Branch and a director of Zep Inc. He is currently a director of Delphi Automotive PLC (NYSE: DLPH), a global automotive parts supplier. Mr. Manganello offers the Board valuable experience in international acquisition integration, operations management, labor relations, engineering-based research and development, long-term strategic planning, capital markets financing, and financial performance measurement.

William L. Mansfield

Age: 68

Director Since 2012

Mr. Mansfield is on the Board of Directors of Triumph Group, Inc. (NYSE: TGI), an international supplier of aerospace components and systems, a position he has held since 2012. Mr. Mansfield retired as the Chairman and Chief Executive Officer of Valspar Corporation, a global paints and coatings manufacturer. He became Chairman of Valspar in August 2007 and retired from this role in 2012. He served as Chief Executive Officer from February 2005 until 2011. Mr. Mansfield was also President of Valspar from February 2005 to February 2008. Mr. Mansfield’s broad experience in strategic planning, operations, financial management and investor relations is a valuable asset to our Company. In addition, his leadership experience with a publicly-traded company provides important background expertise and knowledge to the Company.

Arun Nayar

Age: 66

Director Since 2015

Mr. Nayar is currently a senior advisor with McKinsey & Co. as well as BC Partners, roles he has held since 2016. He retired as the Executive Vice President and Chief Financial Officer of Tyco International plc, a fire protection and security company, on December 31, 2015. He served in that role since 2012. He joined Tyco in 2008 as the company’s Senior Vice President and Treasurer, and was also the Chief Financial Officer of Tyco’s ADT Worldwide business. From 2010 until September 2012, Mr. Nayar was Senior Vice President, Financial Planning & Analysis, Investor Relations and Treasurer. Prior to joining Tyco, Mr. Nayar spent six years at PepsiCo, most recently as Chief Financial Officer of Global Operations, and before that as Vice President and Assistant Treasurer – Corporate Finance. Mr. Nayar has a career in finance that spans more than 35 years. His global experience and expertise in financial reporting, financial analytics, capital market financing, mergers and acquisitions, and treasury matters will provide important insight into the global and financial matters of our Company. His extensive finance background makes him well qualified to be the Chair of our Audit Committee.

David T. Szczupak

Age: 61

Director Since 2012

Mr. Szczupak is currently the Executive Vice President, Global Product Organization, for Whirlpool Corporation (NYSE: WHR), a manufacturer and marketer of major home appliances, and has served in that capacity since 2008. He leads Whirlpool’s global research, engineering, product business teams and strategic sourcing. From 2006 to 2008, Mr. Szczupak served as Chief Operating Officer of Dura Automotive Systems, an international automotive supplier. While at Dura, he provided strategic direction for product development, purchasing, manufacturing and product quality. Before joining Dura, Mr. Szczupak worked at Ford Motor Company for 22 years in a variety of leadership roles including Group Vice President of Manufacturing. Mr. Szczupak has a Master’s Degree in Automotive Engineering from Cranfield University in the United Kingdom. Mr. Szczupak’s extensive background in product development, strategic planning, engineering, and manufacturing provides a unique and valuable perspective to our operations and strategic focus on innovation.

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Holly A. Van Deursen

Age: 58

Director Since 2008

Ms. Van Deursen is currently a director of Actuant Corporation (NYSE: ATU); Anson Industries, a private company; Petroleum Geo-Services (OSE: PGS); and Capstone Turbine Corporation (NASDAQ: CPST). She was most recently an executive in the petrochemical industry, and she has held a variety of leadership positions at British Petroleum and Amoco Corporation in Chicago, London, and Hong Kong. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005, and Group Vice President of Strategy, based in London, from 2001 to 2003. Ms. Van Deursen has extensive experience in the chemical industry from which Bemis buys the majority of its raw materials. She also has an engineering background and personal international experience, which is relevant to our strategic focus on technology and innovation, as well as disciplined international expansion. Her experience in strategic analysis at British Petroleum further enhances her ability to analyze and evaluate our financial risks and opportunities. Additionally, Ms. Van Deursen’s governance experience provides important expertise and knowledge making her well qualified to be the Chair of our Nominating and Corporate Governance Committee.

Philip G. Weaver

Age: 64

Director Since 2005

Mr. Weaver is presently a consultant to industry and a director of CMC Group, Inc, a company providing custom printed labels and other imaging products. Until his retirement on December 31, 2009, Mr. Weaver was Vice President and Chief Financial Officer of Cooper Tire & Rubber Company (NYSE: CTB), a global company specializing in the design, manufacture, and sale of passenger car, light truck, medium truck, motorcycle, and racing tires. He had been Vice President and Chief Financial Officer since 1998. He previously served as the Vice President of the tire division from 1994 to 1998 and served as Controller of the tire division from 1990 to 1994. Mr. Weaver’s expertise in accounting and finance, and his experience as a chief financial officer of a public company, provide him with a thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, budgeting, capital markets financing, and auditing.

The Board of Directors recommends a vote “FOR” all nominees to serve as Directors.

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CORPORATE GOVERNANCE

Corporate Governance Documents

The following materials relating to the corporate governance of the Company are accessible on our website at:
http://www.bemis.com/about-Bemis/corporate-governance

•	Restated Articles of Incorporation	•	Audit Committee Charter

•	Amended By-Laws of Bemis Company, Inc.	•	Compensation Committee Charter

•	Principles of Corporate Governance	•	Nominating and Corporate Governance Committee Charter

•	Board of Directors Charter	•	Bemis Company, Inc. Code of Conduct

Hard copies will be provided at no charge to any shareholder or any interested party upon request. To submit such request, write to us at Bemis Company, Inc., Attention: Corporate Secretary at One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669.

Director Independence

The Board has determined that all Director-nominees, with the exception of Mr. Austen, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange (“NYSE”). In addition, the Board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees, is independent. In accordance with the NYSE director independence rule, the Board looked at the totality of the circumstances to determine a Director’s independence. To be independent, a Director must be, among other things, able to exercise independent judgment in the discharge of his or her duties without undue influence from management. The Board specifically reviewed the following transactions and concluded that none of these transactions impaired the applicable Director’s independence. In addition, none of these transactions are related person transactions under Item 404 of Regulation S-K as none of the applicable directors has a direct or indirect material interest in the transaction.

Below NYSE
Director	Entity and Relationship	Transactions	Threshold(1)
Adele M. Gulfo(2)	Mylan N.V. Chief Strategy Officer	Mylan purchased $173,000 of packaging products from one of our subsidiaries in 2016.	Yes
David T. Szczupak(2)	Whirlpool Corporation Executive Vice President, Global Product Organization	Whirlpool purchased $542,000 of packaging products from one of our subsidiaries in 2016.	Yes
(1)	NYSE threshold is the greater of (1) $1,000,000 or (2) 2% of consolidated gross revenues of involved entity.
(2)	None of the directors were involved in these transactions. All of these transactions have been reviewed and it has been concluded that each transaction was an arm’s length transaction made in the ordinary course of business.

Director Attendance

All members then comprising the Board of Directors attended the Annual Meeting of Shareholders in 2016. The Board does not have a formal written policy requiring members to attend the Annual Meeting of Shareholders, although all members have traditionally attended. The Board of Directors held four regular quarterly meetings and two additional special meetings by conference call during the year ended December 31, 2016. All Directors attended at least 75 percent of the aggregate of the total number of Board meetings and committee meetings on which they served.

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Committees of the Board

The Board of Directors has the following Committees and the corresponding responsibilities. The composition of the Committees is also provided in this chart below. As the Board of Directors deems appropriate, it will appoint ad hoc committees to address discrete matters. In 2016, the Board did not appoint any ad hoc committees.

Executive Committee	No Meetings in 2016
Members:	Responsibilities

Mr. Manganello (Chair)	•	Meets or acts only in emergency situations or when requested by the full Board of Directors
Mr. Austen Mr. Haffner	•	Has the authority to exercise all powers of the full Board of Directors except it cannot change the membership of, or fill any vacancies in, the Executive Committee or amend the Company by-laws
Mr. Nayar Ms. Van Deursen	•	Must report any actions taken by the Executive Committee to the full Board of Directors as soon as reasonably possible

Audit Committee	8 Meetings in 2016
Members:	Responsibilities

Mr. Nayar (Chair)[1]	•	Assists the Board of Directors by performing the duties described in the Audit Committee Charter
Mr. Floto	•	Oversight responsibility for the integrity and fair presentation of our financial reporting
Ms. Gulfo	•	Responsible for the appointment, compensation, and oversight of our independent registered public accounting firm
Mr. Szczupak	•	Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit

(1)	The Board has determined that all members of the Audit Committee are financially literate and that Director Nayar is a financial expert as defined by the SEC. Each member also meets the independence standards for audit committee membership under the rules of the SEC.

Compensation Committee	6 Meetings in 2016
Members:	Responsibilities

Mr. Haffner (Chair)	•	Assists the Board of Directors by performing the duties described in the Compensation Committee Charter
Mr. Mansfield	•	Approves the compensation of the Executive Officers and Directors
Mr. Perry	•	Evaluates the CEO’s performance in light of the goals and objectives relevant to the CEO’s compensation
Ms. Van Deursen Mr. Weaver	•	Reviews and discusses the Compensation Discussion and Analysis and recommends its inclusion in the proxy statement

Nominating and Corporate Governance Committee	4 Meetings in 2016
Members:	Responsibilities

Ms. Van Deursen (Chair) Mr. Manganello	•	Assists the Board of Directors by performing the duties described in the Nominating and Corporate Governance Committee Charter
Mr. Mansfield	•	Oversees the annual evaluations of the full Board of Directors and individual directors
Mr. Perry	•	Reviews the nominations for new Directors from all sources against criteria established for selection of new
Mr. Weaver		Directors and nominees for vacancies on the Board
	•	Oversees the CEO succession process and recommends to the Board of Directors the selection and succession for the CEO

Board Leadership Structure

We do not have an express policy as to whether the role of Chairman of the Board should be held by an independent Director. Instead, the Board prefers to remain flexible to determine which leadership structure is most appropriate for the Company and its shareholders based upon the specific circumstances. Pursuant to our Principles of Corporate Governance, when the Chairman of the Board is not an independent Director, an independent Lead Director will be elected to serve as a liaison between the independent directors and the Chairman.

Director Manganello currently serves as our Chairman of the Board. Mr. Manganello has served as a Director of Bemis since 2004 and has been Chairman since 2015. He is retired from BorgWarner where he previously served as Executive Chairman of the Board and Chief Executive Officer.

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Compliance and Business Integrity

We are committed to demonstrating the highest level of ethics and integrity possible in internal and external interactions. Each Director and Executive Officer, as well as all Company employees and individuals acting on behalf of the Company, are required to act with honesty and integrity. Our Code of Conduct covers areas of professional conduct including conflicts of interest, improper payments, preservation of corporate assets, confidentiality, proprietary information and intellectual property. Our Code of Conduct also requires compliance with all laws and regulations applicable to our business. We provide all employees with access to an anonymous reporting system for any actual or apparent violations of our Code of Conduct. We disclose on our website any amendments to, or waivers of, our Code of Conduct involving any Director or Executive Officer of the Company. We continuously monitor all aspects of our corporate compliance program and we are committed to making continuous improvements.

Board’s Role in Oversight of Risk Management

Taking purposeful and calculated risks is an essential part of our business and is critical to the achievement of our long-term strategic objectives. Our Board of Directors and the committees take an active role in the oversight of our Company’s most significant risks.

Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

  •  Delegates certain risk management oversight responsibilities to Board committees, and receives regular reports from Board committees

  •  Oversees the company risk management processes to support achievement of the Company’s organizational and strategic objectives

	• Oversees risks associated with financial reporting and internal controls • Oversees related party transactions • Oversees risks associated with financial instruments, including the hedging policy	• Monitors risks associated with the design and administration of the Company’s compensation program	• Oversees risks associated with the governance structure of the Company including Board composition and independence

In addition to the management of the risks described above, we engage in an annual enterprise-wide risk management (“ERM”) process which includes  various risk assessments. Identified risks are evaluated based on the potential exposure to the business and measured as a function of severity of impact and likelihood of occurrence. Assessments include identifying and evaluating risks and the steps being taken to mitigate the risks. Annually, a report summarizing these assessments is compiled by our Director of Risk Management, reviewed by the Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer, and is presented to the full Board. Interim reports on specific risks are provided if requested by the Board or recommended by management. Among the risks reviewed with the Board at least annually are data security, employee misconduct, and supply chain accessibility.

Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. Accordingly, the Board and each Committee conduct an annual self-evaluation to assess their effectiveness and consider opportunities for improvement. Additionally, the Board conducts individual evaluations of the performance of each Board member. The entire evaluation process, overseen by the committee chair or the Nominating and Corporate Governance Committee, assesses the performance, qualifications, attributes, skills and experiences of each director. The feedback received from director questionnaires is reviewed and discussed by the Nominating and Corporate Governance Committee, the committee chairs and/or the Chairman, as appropriate. Changes in evaluation forms, practices or procedures are discussed and implemented from time to time. Matters addressed in evaluations include the following:

•	The quality and relevance of the Board and committee agendas;

•	The effectiveness of discussions and debate at meetings;

•	The diversity and qualifications of the Board in the aggregate; and

•	The contribution of individual members including their expertise, leadership and participation level.

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Shareholder Engagement

We recognize the value of listening and taking into account the views of our shareholders. The relationship with our shareholders is an integral part of our corporate governance practices. In addition to our customary participation at industry and investor conferences, road shows, and meetings, we are beginning to proactively conduct governance-related shareholder outreach to ensure that management and the Board understand and consider the governance topics of importance to our shareholders.

Nominations for Directors

In order to ensure that the Board represents the long-term interests of the shareholders, the Board believes that diverse viewpoints, skills, perspectives and qualifications of the individual directors is critical. The Board also understands the importance of balancing tenure, turnover, diversity and skills of the individual Board members, pairing fresh perspectives with valuable experience. The Nominating and Corporate Governance Committee and the Board establish different search criteria for recruiting new directors at different times, depending upon the Company’s needs and the then-current Board composition. In every case, however, candidates are required to have certain qualifications and attributes that enable such individuals to contribute to the Board.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by shareholders in the same manner that it considers all Director candidates. Director candidates must meet the minimum qualifications set forth in the Principles of Corporate Governance, and the Nominating and Corporate Governance Committee will assess Director candidates in accordance with those factors. Shareholders who wish to suggest qualified candidates to the Nominating and Corporate Governance Committee should write the Corporate Secretary of the Company at One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669, stating in detail the candidate’s qualifications for consideration by the Nominating and Corporate Governance Committee.

If a shareholder wishes to nominate a Director other than a person nominated by or on behalf of the Board of Directors, he or she must comply with certain procedures outlined in our amended by-laws. Pursuant to our amended by-laws, no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a Director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Corporate Secretary of the Company not less than 90 days before the first anniversary of the previous year’s annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting, together with the written consent of such person to serve as a Director.

From time to time, Bemis engages a search firm to help identify and facilitate the screening and interview process of Director-nominees. In evaluating a Director-nominee, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including, but not limited to, the nominee’s:

•	Experience growing and scaling a business through both organic expansion and mergers and acquisitions;

•	Proficiency in process improvement and experience building an organizational culture devoted to operational excellence and high performance; and

•	Experience in international business.

In addition, the Nominating and Corporate Governance Committee performs various tasks to ensure the Director-nominee is an appropriate candidate. Included among these tasks are the following:

•	Evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological, or other expertise; and

•	Interview, along with the Chairman of the Board and our Chief Executive Officer, candidates that meet the selection criteria.

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Communications with the Board

The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the Directors. Interested parties may communicate with the Board or any of the Directors by sending a written communication to the address below. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual Directors.

Bemis Company, Inc.
c/o Corporate Secretary
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669
Phone: 920-527-5290

SECTION 16(a)	BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Directors, Executive Officers, and persons who own more than 10 percent of our Common Stock file initial reports of ownership of our Common Stock and changes in such ownership with the SEC. To our knowledge, based solely on a review of copies of forms submitted to us during and with respect to 2016, and on written representations from our Directors and Executive Officers, all required reports were filed on a timely basis during 2016.

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TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has approved a written policy whereby the Audit Committee must approve any transaction with a related person, as defined in Item 404 of Regulation S-K (“Related Person Transaction”), before commencement of such transaction; provided, however, that if the transaction is identified after it commences, it shall be brought to the Audit Committee for ratification. The Related Person Transaction should be presented to the Audit Committee by an Executive Officer requesting that the Audit Committee consider the Related Person Transaction at its next meeting. The Executive Officer presenting the transaction must advise the Audit Committee of all material terms of the transaction.

The Audit Committee has delegated authority to the Audit Committee Chairman to, upon request of an Executive Officer, approve Related Person Transactions if they arise between Audit Committee meetings. The Chairman may take any action with respect to such Related Person Transaction that the Audit Committee would be authorized to take, or, in his or her discretion, require that the matter be brought before the full Audit Committee. Any action taken by the Chairman shall be reported to the Audit Committee at its next regularly scheduled meeting.

Standards for Approval of Transactions

The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Person Transaction:

•	Whether the terms of the transaction are fair;

•	Whether the transaction is material to us;

•	The role the related person has played in arranging the Related Person Transaction;

•	The structure of the Related Person Transaction; and

•	The interests of all related persons in the Related Person Transaction.

A Related Person Transaction will only be approved by the Audit Committee if the Audit Committee determines that the Related Person Transaction is beneficial to us and the terms of the Related Person Transaction are fair.

Approval Process

The Audit Committee may, in its sole discretion, approve or deny any Related Person Transaction. Approval of a Related Person Transaction may be conditioned upon us and the related person taking any or all of the following additional actions, or any other actions that the Audit Committee deems appropriate:

•	Requiring the related person to resign from, or change position within, an entity that is involved in the Related Person Transaction;

•	Assuring that the related person will not be directly involved in negotiating the terms of the Related Person Transaction or in the ongoing relationship between us and the other persons or entities involved in the Related Person Transaction;

•	Limiting the duration or magnitude of the Related Person Transaction;

•	Requiring that information about the Related Person Transaction be documented and that reports reflecting the nature and amount of the Related Person Transaction be delivered to the Audit Committee on a regular basis;

•	Requiring that we have the right to terminate the Related Person Transaction by giving a specified period of advance notice; or

•	Appointing a Company representative to monitor various aspects of the Related Person Transaction.

In the case of any transaction for which ratification is sought, the Audit Committee may require amendment or termination of the transaction, or implementation of any of the above actions, if the Audit Committee does not ratify the transaction.

Transactions with Related Persons during Fiscal Year 2016

Item 404 of Regulation S-K requires that we disclose any transactions between us and any related persons, as defined by Item 404, in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest. During fiscal year 2016, there were no Related Person Transactions meeting the requirements of Item 404 of Regulation S-K.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview and Introduction

The Compensation Discussion and Analysis (“CD&A”) identifies and describes the basic principles, philosophies and rationale underlying our compensation decisions and programs as well as the key elements of compensation for our Named Executive Officers identified in the Summary Compensation Table. For 2016, our Named Executive Officers (“NEOs”) identified in the Summary Compensation Table include the following:

Name	Title as of January 1, 2017
William F. Austen	President and Chief Executive Officer
Michael B. Clauer	Senior Vice President and Chief Financial Officer
James W. Ransom, Jr.	Senior Vice President and President – Bemis North America
Sheri H. Edison	Senior Vice President, Chief Legal Officer, and Secretary
Timothy S. Fliss	Senior Vice President and Chief Human Resources Officer

The CD&A should be read in conjunction with the applicable compensation tables included later in this document.

2016 Compensation Highlights

While the Company continued to execute on its long-term objectives in 2016, we did not fully achieve our short-term annual goals. As such, consistent with our pay for performance practice, the NEOs received a payout of 64 percent of target under the short-term cash incentive plan.

Base Salaries

•	Base salaries were modestly increased consistent with market trends by an average of 2.5 percent to maintain our desired competitive position in the middle range of our Total Target Compensation (“TTC”) Comparator Group.

•	Mr. Austen’s base salary increased by approximately 6.5 percent to more competitively position him closer to the middle range of our TTC Comparator Group (see “Setting Compensation” below).

Short-term Cash Incentive

In line with our capital allocation and return focus, the short-term annual incentive plan (Bemis Executive Officer Performance Plan, as amended (“BEOPP”)) focused on two elements, which were equally weighted:

•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”).

•	Adjusted after-tax return on invested capital (“Adjusted ROIC”).

Performance in each of these categories was below the target level, resulting in an annual cash incentive payout of 64 percent of target. Actual results compared to target were as follows:

•	$589 million actual result for BEOPP Adjusted EBITDA, compared to a target of $615 million.

•	10.8 percent actual result for BEOPP Adjusted ROIC, compared to a target of 11.5 percent.

Long-term Incentive

To further promote shareholder alignment and a performance-orientation, NEOs were granted long-term incentives in the form of share units, 70 percent of which were performance-based share units, and 30 percent of which were time-based share units.

•	The performance-based share units are measured relative to Bemis’ total shareholder return (“TSR”) versus a comparator group. Actual results compared to target were 94.7 percent for relative TSR as compared to target (100 percent).

•	The weighting of performance-based share units strongly aligns pay and performance for our Executive Officers.

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The following table discloses actual compensation paid to our NEOs for the last two fiscal years. As illustrated in this table, our compensation program effectively executes our pay for performance objective.

	Fiscal Year 2015 Actual Compensation					Fiscal Year 2016 Actual Compensation
		Target					Target
		Annual	Actual	Long-Term			Annual	Actual	Long-Term
	Base	Incentive	Annual	Incentive	Total Direct	Base	Incentive	Annual	Incentive	Total Direct
	Salary	($)	Incentive	Value	Compensation	Salary	($)	Incentive	Value	Compensation
	($)	(Target %)	($)	($)(2)	($)	($)	(Target %)	($)	($)(3)	($)
William F. Austen	925,000	1,017,500	2,035,000	3,600,013	6,560,013	1,015,000	1,218,000	781,103	4,722,049	6,518,152
		110%					120%
Michael B. Clauer(1)	805,000	401,250	802,500	1,320,288	2,927,788	550,000	412,500	264,536	965,053	1,779,589
		75%					75%
James W. Ransom, Jr.	566,500	396,550	793,100	991,375	2,350,975	580,500	406,350	260,592	1,015,055	1,856,147
		70%					70%
Sheri H. Edison	455,000	273,000	546,000	659,750	1,660,750	466,500	279,900	179,500	675,076	1,321,076
		60%					60%
Timothy S. Fliss	360,000	216,000	432,000	450,013	1,242,013	372,000	223,200	143,138	465,030	980,168
		60%					60%
(1)	Included in 2015 Base Salary is the signing bonus of $270,000 Mr. Clauer received as part of his appointment as Chief Financial Officer in addition to the compensation reported above. Mr. Clauer’s employment began December 4, 2014.
(2)	The share price used to determine the number of both time-based and performance-based shares units was the average closing share price for the last 20 trading days of December 2014, or $43.75.
(3)	The share price used to determine the number of both time-based and performance-based shares units was the average closing share price for the last 20 trading days of December 2015, or $45.21.

Compensation Philosophy and Objectives

The Compensation Committee (the “Committee”) has structured executive compensation programs to reward the achievement of specific annual and long-term strategic goals without encouraging undue risk-taking. These programs are reviewed on an annual basis by the Committee to ensure competitive positioning, alignment with goals, and a focus on enhancing shareholder value in the current and forecasted business environments. The key elements of our philosophy are designed to:

•	Attract and retain key leadership talent;

•	Motivate individuals to achieve our goals; and

•	Align compensation with shareholder interests.

Accordingly, the Committee has designed the compensation program to include an appropriate balance of base salary, short-term annual performance-based cash incentives, and long-term incentives in the form of restricted share units, both performance-based and time-based, that align with the key elements listed above.

Our approach is to target each element of compensation, as well as the aggregate compensation, for each NEO at or near the 50th percentile of our peers with specific compensation of each NEO ultimately determined by scope of role, performance, key succession planning considerations, retention, and other distinctive factors.

Outlined below are the compensation elements that apply to all Executive Officers.

	Compensation Elements	Type of Performance	Performance Period	How Payout Determined	Most Recent Performance Measures
CASH	Base Salary	Short-term focus	NA	Compensation Committee determination	Individual
	Annual Cash Incentives	Short-term focus (variable)	1 year	Target established by Compensation Committee	Adjusted EBITDA, Adjusted ROIC
EQUITY	Performance Based Units	Long-term focus (variable)	3 years	Target established by Compensation Committee	Relative TSR
	Time Based Units	Long-term focus (time-based)	3 years	Based on time vesting	None but value changes with share price

The compensation elements described above enable Bemis to attract and retain key leadership talent, achieve short-term strategic business priorities and objectives, ensure accountability for performance against goals, focus decision-making on long-term financial success that enhances shareholder value, and provide increased ability to acquire equity ownership to reinforce alignment with shareholders’ interests.

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Setting Compensation

The Committee makes all final decisions regarding Executive Officer compensation. The Committee considers the following factors when making compensation decisions:

•	Job responsibilities and complexities;

•	Performance, experience, and proficiency in the role;

•	Comparison to external market data;

•	Merit increase percentages consistent with other Bemis salaried employees;

•	Potential and succession planning considerations; and

•	Recommendations of the CEO and Chief Human Resources Officer.

The Committee uses an independent, outside compensation consultant, Willis Towers Watson, to conduct an external market check as an input into the decision-making process. Willis Towers Watson provided unrelated employee benefit services to the Company during 2016 for which we compensated them $145,000. The Committee has evaluated the independence of Willis Towers Watson based on the six factors determined by the SEC and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.

In addition, the Committee strongly considers the perspectives of our shareholders. In fact, shareholders voted soundly in favor of our executive compensation program at our 2016 Annual Meeting of Shareholders. Specifically, more than 95 percent of the shares voted at the Annual Meeting of Shareholders in 2016 voted in favor of the compensation paid to our NEOs. In light of the positive result of the “say-on-pay” vote, we made no material changes to our program. We will continue to consider the input of our shareholders in the overall design of the program.

Benchmarking Using Peer Groups

Willis Towers Watson conducted a study in late 2015 (“2015 Study”) to evaluate compensation levels for executives in similar roles to our Executive Officers. The 2015 Study is a thorough benchmarking process that uses two external data sources to evaluate the external competitiveness of total target compensation, including base salaries, target short-term annual performance-based cash incentives (non-equity incentive compensation), and target long-term equity compensation. We used the market information obtained in the 2015 Study as a market check for 2016 compensation decisions.

The first data source in developing our peer group is a customized industry specific survey from the Willis Towers Watson Compensation Databank that includes 21 companies (“Survey Comparator Group”) within the industrial manufacturing and consumer products/non-durable industries. The second data source is proxy data that includes 22 companies (“Proxy Comparator Group”), including many within the paper and container packaging industry. Companies included in the data from both sources have annual revenue ranging from $2 billion to $10 billion.

The Survey Comparator Group included the following 21 companies:

A.O. Smith Corporation	Hanesbrands, Inc.	Timken Company
Avon Products, Inc.	Hasboro, Inc.	Toro Company
Ball Corporation	Scotts Miracle-Gro Company	Tupperware Brands Corporation
BorgWarner, Inc.	Sealed Air Corporation	Rockwell Automation, Inc.
Donaldson Company	ITT Corporation	Sonoco Products Company
Nu Skin Enterprises, Inc.	Kennametal Inc.	SPX Corporation
Owens Corning	Terex Corporation	Xylem, Inc.

This group of companies has median revenue of $4 billion and the revenue at the 75th percentile is $5 billion, which places our 2015 revenue just above the median.

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The Proxy Comparator Group included the following 22 companies:

Albemarle Corporation	Graphic Packaging Holding Company	Sealed Air Corporation
AptarGroup, Inc.	Greif, Inc.	Sensient Technologies Corporation
Ashland Inc.	Minerals Technologies, Inc.	Silgan Holdings Inc.
Avery Dennison Corporation	NewMarket Corporation	Sonoco Products Company
Ball Corporation	Owens-Illinois, Inc.	The Valspar Corporation
Berry Plastics Group, Inc.	Packaging Corp. of America	WestRock Company
Crown Holdings, Inc.	PolyOne Corporation
Cytec Industries, Inc.	RPM International, Inc.

The 2015 Study revealed the following important facts as it relates to our executive compensation program:

•	Competitive pay levels were similar in both data sources.

•	The executive compensation as a whole for each Executive Officer is also within 20 percent of the median for similarly situated officers; however, the percentile varies by Executive Officer.

Compensation Committee Review and Approval

Using the results of the 2015 Study, the Committee then consulted with Willis Towers Watson regarding recommended compensation adjustments, consistent with market trends and Bemis’ philosophy and affordability. Based on this analysis, the Committee approved modest compensation changes for each Executive Officer to better align with the middle range of our TTC Comparator Group. With respect to Mr. Austen in particular, the Committee took into account a variety of factors to set the target compensation which, for 2016, is slightly below the market median, reflecting Mr. Austen’s relatively short tenure in his current position.

We believe the design of our compensation program is integral to attracting and retaining the executive talent necessary to meet our objectives. Additional comments regarding our compensation program are highlighted below.

Executive Compensation Elements

As noted above, the standard elements of our compensation program consist of: base salary, short-term annual performance-based cash incentives, long-term equity incentives, retirement and other benefit plans and perquisites.

In addition to the annual compensation elements listed above, we have double-trigger “change of control” agreements with our Executive Officers that provide for the payment of compensation and benefits in the event of termination following a change of control (see Potential Payments Upon Termination table).

Base Salary

Base salary is a guaranteed component of annual cash compensation that attracts and retains our Executive Officers. We target base salary at or near the middle range of our TTC Comparator Group while incorporating other factors as previously discussed.

Short-Term Annual Performance-Based Cash Incentives (Non-Equity)

The BEOPP is designed to provide incentives to our Executive Officers to produce a superior shareholder return. Amounts paid under the terms of the BEOPP are intended to qualify as performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code.

The following components are part of our short-term incentive program:

•	No discretion for individual performance;

•	No discretion by the Committee once the goal criteria is determined, other than the ability to exercise negative discretion;

•	Target award is a percentage of base salary; and

•	Payout is based on two components: Adjusted EBITDA result as compared to goal (“Adjusted EBITDA Goal”) and Adjusted ROIC result as compared to goal (“Adjusted ROIC Goal”).

Each Executive Officer’s target percentage is established by the Committee based on the middle range of the TTC Comparator Group benchmarking data and other factors previously discussed. That percent of annual base salary then becomes the target award. The attainment of the predetermined Adjusted EBITDA Goal determines payment of 50 percent of the target award. The attainment of the predetermined Adjusted ROIC Goal determines payment of the other 50 percent of the target award. The Committee sets the goals at the beginning of the year to exclude certain unusual or non-recurring factors that may occur during the year.

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EBITDA Component

The Committee determined that for 2016, the Adjusted EBITDA Goal was $615 million, consistent with the 2016 operating plan. If this goal was achieved, each Executive Officer would receive 100 percent of the target award for this metric. If the Adjusted EBITDA was less than $580 million, which was the amount of Adjusted EBITDA for 2015, no award would be paid. At $635 million, the BEOPP would pay two times the target award for this metric.

ROIC Component

The Committee determined that for 2016, the Adjusted ROIC Goal was 11.5 percent, which was equal to the Adjusted ROIC goal in our 2016 annual operating plan. If this goal was achieved, each Executive Officer would receive 100 percent of the target award for this metric. If the Adjusted ROIC result was less than 10.5 percent, which was the Adjusted ROIC for 2015, no award would be paid. If the Adjusted ROIC result was at least 11.9 percent, the plan would pay two-times the target award for this metric.

The BEOPP funding scales below indicate the ranges of payouts for both Adjusted EBITDA and Adjusted ROIC:

Results that Impacted 2016 Compensation

In 2016, we achieved BEOPP Adjusted EBITDA of $589 million, resulting in a bonus payout of 63 percent of the EBITDA portion of each NEO’s target award. Operating profit used in the calculation of Adjusted EBITDA was defined to exclude certain unusual and non-recurring items, which in 2016 included acquisition costs associated with the Emplal Participacoes S.A. and SteriPack acquisitions, restructuring costs primarily related to plant closures in Latin America, a gain on the sale of land and building in Latin America,and the operating profit acquired from SteriPack. For purposes of calculating Adjusted EBITDA, currency rates were held constant,eliminating any positive or negative movement that may be created from currency fluctuation.

We achieved 10.8 percent BEOPP Adjusted ROIC performance in 2016 (BEOPP Adjusted ROIC is calculated using a fixed 35 percent tax rate), resulting in a bonus payout of 65 percent for the other half of each NEO’s target award. BEOPP Adjusted ROIC is defined as adjusted net operating profit after tax divided by the sum of debt, less cash, plus equity. The adjustments to operating profit for 2016 are the same as those described above for BEOPP Adjusted EBITDA. Additionally, BEOPP Adjusted ROIC excludes the current year investment in SteriPack, which was not included in the target.

The resulting total annual incentive payout for 2016 was 64 percent of each NEO’s target award.

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Long-Term Incentive Compensation (Equity)

The Bemis Company, Inc. 2014 Stock Incentive Plan (the “2014 Plan”) provides for issuance of equity awards in the form of restricted share units. The Committee uses median peer group benchmark data to determine the target value of restricted share units awarded to our Executive Officers annually, which is positioned at the middle range of our TTC Comparator Group. The number of target restricted share units awarded is determined by dividing the value by a fixed share price (calculated using the average closing share price for the last 20 trading days of the prior fiscal year). The long-term incentive compensation provides the opportunity to acquire meaningful equity ownership and has proven to be critical to attract, incentivize and retain Executive Officers.

Target restricted share units awarded in 2016 are split between performance-based share units which represent 70 percent of the units awarded and time-based share units which represent the other 30 percent of the units awarded.

Award Provisions – 70 percent Performance-Based Share Units

Payout of performance-based share units is determined by relative TSR against the TSR Comparator Group. The TSR Comparator Group used to calculate this 2014 long-term incentive grant that paid out at the end of 2016 consisted of public companies in the S&P 500 Industrials sector.

Performance-based share units are earned on the basis of our TSR measured over a three-year period, relative to our TSR Comparator Group. As it is possible that there will be no payout under the performance-based share units, these awards are completely “at-risk” compensation:

•	TSR reflects share price appreciation and reinvestment of dividends;

•	Share price appreciation is measured as the difference between the beginning market price and the ending market price of the shares:

–	Beginning market price equals the average closing price on the 20 trading days immediately preceding the performance period; and

–	Ending market price equals the average closing price on the last 20 trading days of the performance period;

•	Share units are paid out in a range of 0 percent to 200 percent of target;

•	Dividend equivalents on restricted share units will be accrued and distributed at the same time and in the same proportion as the shares of common stock to which they relate; and

•	Share units are paid out linearly between the 25th percentile and 55th percentile. Similarly, the share units are paid out linearly between the 55th percentile and the 75th percentile.

–	Example: If we perform at a 40th percentile rank, each NEO would receive the number of shares equal to 75 percent of the target award. Further, in order to pay out at the 100 percent target, we must perform above the median of our TSR Comparator Group at the 55th percentile.

The performance-based share units payout chart below indicates the range of payouts:

Award Provisions – 30 percent Time-Based Share Units

As described above, time-based share units vest after three years.

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Accounting Value of Performance-Based Share Units

The accounting value of performance-based share units utilized in the compensation tables that follow reflects the number of units expected to vest based on the probable outcome determined in accordance with FASB ASC Topic 718. In 2016, the accounting value of each performance-based share unit was 110 percent of the value of each time-based share unit; the value of each NEO’s long-term incentive award was therefore more heavily weighted towards performance-based shares, as reflected in the compensation tables. As a result, 72 percent of the value of each NEO’s long-term incentive award is attributable to performance-based share units.

Results that Impacted 2016 Compensation

Our TSR results of 33.7 percent resulted in a percentile rank of 51.8 versus the TSR Comparator Group for the January 1, 2014 through December 31, 2016 performance period. This percentile ranking resulted in a 94.7 percent payout for 2014 performance-based grants.

Retirement and Other Benefits

The available core benefits are the same for all United States employees and Executive Officers and include medical, pharmacy, dental, wellness, disability coverage, and life insurance. In addition, the Bemis 401(k) savings plans, Bemis Investment Incentive Plan (“BIIP”), Bemis Investment Profit Sharing Plan (“BIPSP”) and our retirement plans provide a reasonable level of retirement income. These plans are generally available to all salaried United States employees, including Executive Officers. We also offer non-qualified supplemental retirement and savings plans, which provide certain additional retirement benefits, including benefits that cannot be provided through the qualified plans due to various Internal Revenue Service limits. Certain Executive Officers also have accumulated benefits under various Bemis pension plans. Our salaried defined benefit pension plans were amended in September 2013 to freeze all further benefit accruals as of December 31, 2013. The cost of employee benefits is partially borne by the employee, including each Executive Officer.

Perquisites

We have discontinued all material perquisites to all Executive Officers, including NEOs, with the exception of some limited use of our Company plane by the CEO and CFO and relocation expense reimbursement. Executive Officers do not receive any gross-up adjustments related to income tax for perquisites except for tax reimbursements provided to all employees who participate in our relocation program.

2017 Changes

On November 2, 2016, the Committee approved changes to the retirement package offered to salaried and non-union hourly employees including NEOs. First, it approved the elimination of the BIPSP effective January 1, 2017. Second, it approved the match opportunity for all BIIP eligible participants from 3 percent to 8 percent. These changes were made to provide a more comprehensive retirement savings plan that was simultaneously market competitive.

Executive Officer Incentive Compensation Recovery Policy

On November 4, 2015, the Company adopted an Executive Officer Incentive Compensation Recovery Policy (“Clawback Policy”) which requires Bemis Executive Officers to reimburse the Company for all or a portion of cash incentive awards that were paid with respect to any fiscal year in which the following factors are present:

•	A financial restatement is required due to material noncompliance with reporting requirements;

•	The cash incentive award was determined based on financial results that were subject to the restatement; and

•	A smaller award would have been paid based upon the restated financial results.

All demands for repayment are subject to Committee discretion based on the facts of the situation. The Clawback Policy is intended to prevent intentional manipulation of Company financial results.

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Executive and Director Share Ownership Guidelines

We have established guidelines that require all Executive Officers and Directors to own a minimum number of Bemis shares to emphasize the importance of linking the interests of Executive Officers, Directors, and shareholders. Our share ownership requirement for the CEO is a market value equal to five times the CEO’s annual base salary. Our share ownership requirement for all other Executive Officers is a market value equal to three times their annual base salary. Our share ownership requirement for Directors is four times their annual cash retainer.

Each Executive Officer and Director is expected to achieve the ownership target within five years from the date of election as an Executive Officer or Director. All Named Executive Officers and Directors already meet the guidelines or are on track to meet the guidelines within the specified time.

Each Executive Officer is required to hold, for a period of not less than three years from the date of share acquisition, one-half of the net number of shares issued pursuant to our equity compensation plans. This restriction expires after the three-year period or upon termination or retirement. In addition, Executive Officers and Directors are prohibited by our Securities Trading and Information Disclosure Policy from hedging or pledging their shares.

Change of Control Agreements (Management Agreements)

We have management agreements with all Executive Officers to ensure retention and action in the best interests of the shareholders in the event of a change of control. The agreements provide benefits upon a change of control event and subsequent termination. The determination of the amount of payment(s) and benefits for the Named Executive Officers in the event of a change of control for either agreement is described in the footnotes on the Potential Payments Upon Termination Table. The amounts are formula based and are paid only in the event of a change of control and where the Named Executive Officer is not retained in the position he/ she had prior to the event (i.e., double-trigger).

Historically, the Company used management agreements in order to attract talented individuals and encourage retention of such individuals. However, these agreements stand on their own and do not affect decisions regarding other compensation elements. In 2008, these agreements were revised for all incoming Executive Officers. All agreements entered into following such revisions provide for two years of payments (versus the previous management agreements that provided for three years of payments), and eliminate the grant of additional restricted share unit awards. In addition, effective January 1, 2009, the Committee eliminated the Internal Revenue Code Section 280G excise tax gross-up adjustments from payments due under the new management agreements. These changes were approved by the Committee in order to provide equitable and competitive benefits based on the Committee’s assessment of general market practices for similar arrangements.

Please see the “Management Agreements” section in this proxy statement.

Risk Assessment

As part of their on-going engagement, Willis Towers Watson routinely provides advice on a variety of topics that helps the Committee to avoid excessive compensation risk. In addition, the Committee periodically engages Willis Towers Watson to conduct a compensation risk management assessment of company-wide incentive practices. The Committee has concluded that the risk associated with compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. No changes were made to our executive compensation program in 2016 that would materially impact the risk assessment.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) requires that we meet specific criteria, including shareholder approval of certain share and bonus plans, in order to deduct compensation over $1,000,000 paid to certain NEOs for federal income tax purposes. We must submit for shareholder approval certain performance-based compensation plans every five years so that certain payments under those plans may be tax-deductible to us. Shareholder approval must also be obtained to preserve the deductibility following changes to certain key provisions of those performance-based plans, including increases in the maximum amount of compensation payable to any employee under the plan. In 2014, our shareholders reapproved the BEOPP and in 2015, our shareholders approved an amendment to the BEOPP. Also in 2014, our shareholders approved the performance metrics under the Bemis Company, Inc. 2014 Stock Incentive Plan. The Committee intends that certain awards made under these plans will generally be deductible to us. The Committee believes that our compensation programs, both annual and long-term, are in the Company’s best interests and in the best interests of our shareholders. While the Committee will continue to employ compensation programs which are structured to permit income tax efficiency for us, it is possible that components of certain executive compensation program awards may not be tax-deductible to the Company when the Committee determines that payment of the awards is otherwise necessary to achieve our compensation objectives.

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Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

The Compensation Committee

David S. Haffner, Chair
William L. Mansfield
Edward N. Perry
Holly A. Van Deursen
Philip G. Weaver

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the independent Directors listed above. No member of the Compensation Committee is a current, or during 2016 was a former officer or employee of the Company or any of its subsidiaries. During 2016, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2016, none of our Executive Officers served on the board of directors or compensation committee of any entity that had one or more of its Executive Officers serving on the Board or the Compensation Committee of the Company.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2016

						Change in Pension
						Value and Non-
					Non-Equity	Qualified Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
		(1)	(2)	(3)	(4)	(5)	(6)
William F. Austen,	2016	1,015,000		4,925,199	781,103	225,585	40,202	6,987,089
President and	2015	925,000		4,045,180	2,035,000	178,203	61,827	7,245,210
Chief Executive Officer	2014	754,167		3,997,796	814,726	326,696	42,946	5,936,331
Michael B. Clauer,	2016	550,000		1,006,570	264,536		31,691	1,852,797
Senior Vice President and	2015	535,000	270,000	991,950	802,500		79,944	2,679,394
Chief Financial Officer	2014	38,504		409,600			5,209	453,313
James W. Ransom, Jr.,	2016	580,500		1,058,722	260,592	16,406	27,535	1,943,755
Senior Vice President	2015	566,500		1,113,966	793,100	136	44,098	2,517,800
	2014	546,500		1,678,660	438,188	56,321	33,003	2,752,672
Sheri H. Edison,	2016	466,500		704,117	179,500		21,975	1,372,091
Senior Vice President, Chief	2015	455,000		741,333	546,000		33,662	1,775,995
Legal Officer and Secretary	2014	441,000		707,052	301,154		28,196	1,477,402
Timothy S. Fliss,	2016	372,000		485,035	143,138		20,669	1,020,842
Senior Vice President and	2015	360,000		505,660	432,000		29,837	1,327,497
Chief Human Resources Officer	2014	350,000		483,818	239,012		24,469	1,097,299

(1)	Reflects actual base salary paid in 2016.

(2)	Mr. Clauer received a signing bonus as part of his appointment as Chief Financial Officer. Mr. Clauer’s employment began December 4, 2014.

(3)	Reflects the grant date fair value of share units granted in the fiscal year, calculated in accordance with FASB ASC Topic 718. Time-based share units and performance-based share units vest after a three-year period. Time-based share units are valued at the number of units granted multiplied by the grant date closing price. Performance-based share units are valued at the number of shares expected to vest based on the probable outcome pursuant to FASB ASC Topic 718, multiplied by the grant date closing price. For grants made in 2016, the accounting value of each performance-based share unit was 110 percent of the value of each time-based share unit. Assuming that the performance-based share units vest at the maximum performance level, the grant date fair value of the 2016 performance-based share units at the grant date using the 1/4/16 share price of $44.18 would be: Mr. Austen-$6,460,265; Mr. Clauer-$1,320,275; Mr. Ransom-$1,388,666; Ms. Edison-$923,539; and Mr. Fliss-$636,192.

(4)	The amounts in this column reflect cash awards paid under the BEOPP, which is discussed in further detail in the Compensation Discussion and Analysis.

(5)	The amounts in this column reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all established pension plans as well as any above market earnings on non-qualified deferred compensation plans. Interest rate and mortality rate assumptions used are consistent with those shown in our financial statements. Mr. Austen and Mr. Ransom are the only Named Executive Officers who participate in the Company’s defined benefit pension plan. See Pension Benefits for more detailed information.

(6)	The amounts in this column include a sum of all other compensation as reported in the following table of All Other Compensation.

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All Other Compensation

			Profit Sharing	Life		Tax
		401k Match BIIP	Contribution	Insurance	Perquisites	Gross-Up	Total
Name	Year	($)	($)	($)	($)	($)	($)
		(a)	(b)
William F. Austen	2016	7,950	25,375	4,902	1,975	0	40,202
Michael B. Clauer	2016	7,950	13,750	2,580	7,411	0	31,691
James W. Ransom, Jr.	2016	7,950	14,513	2,740	2,332	0	27,535
Sheri H. Edison	2016	7,950	11,663	2,152	210	0	21,975
Timothy S. Fliss	2016	7,950	9,300	889	2,530	0	20,669

(a)	The Bemis Investment Incentive Plan (BIIP) 401(k) is available to all eligible salaried and non-union hourly employees, including all Executive Officers. Participants contribute by making pre-tax employee contributions that are then matched by the Company in Bemis shares. The match is 50% of the first 4% of employee contributions and then a 25% match on any contributions above 4% up to an 8% maximum match. Participants are vested after three years of service.

(b)	The Bemis Investment Profit Sharing Plan (BIPSP) is available to all eligible salaried and non-union hourly employees. To qualify for participation, the employee must meet all eligibility requirements and contribute to the BIIP at a minimum of 3% of covered pay for each payroll for the entire year. Participants are vested after three years of service.The Supplemental Bemis Investment Profit Sharing Plan (SUPP BIPSP) is a non-qualified profit sharing plan that is available to all eligible employees that meet the minimum annual salary threshold. This plan is designed to provide an additional way to defer income for retirement. The amounts shown represent contributions made to the plans for 2016 performance.

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Grants of Plan Based Awards in 2016

			Estimated Future Payouts			Estimated Future Payouts			All Other
			Under Non-Equity Incentive			Under Equity Incentive			Stock Awards:	Grant Date
		Award	Plan Awards			Plan Awards			Number of Shares	Fair Market
	Eff Grant	(Approval)	Threshold	Target	Max	Threshold	Target	Max	of Stock Units	Value
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
				(1)			(2)		(2)	(3)
William F. Austen	01/04/16	11/04/15							31,334	1,384,336
	01/04/16	11/04/15				36,557	73,113	146,226		3,540,863
	01/04/16	11/04/15	609,000	1,218,000	2,436,000
Michael B. Clauer	01/04/16	11/04/15							6,404	282,929
	01/04/16	11/04/15				7,471	14,942	29,884		723,641
	01/04/16	11/04/15	206,250	412,500	825,000
James W.	01/04/16	11/04/15							6,736	297,596
Ransom, Jr.	01/04/16	11/04/15				7,858	15,716	31,432		761,126
	01/04/16	11/04/15	203,175	406,350	812,700
Sheri H. Edison	01/04/16	11/04/15							4,480	197,926
	01/04/16	11/04/15				5,226	10,452	20,904		506,190
	01/04/16	11/04/15	139,950	279,900	559,800
Timothy S. Fliss	01/04/16	11/04/15							3,086	136,339
	01/04/16	11/04/15				3,600	7,200	14,400		348,696
	01/04/16	11/04/15	111,600	223,200	446,400
(1)	The Bemis Executive Officer Performance Plan (BEOPP) is an annual, non-equity cash incentive program. The BEOPP provides the formula for calculating the annual non-equity incentive based compensation, subject to the Committee’s oversight and approval. Each Named Executive Officer has a target award opportunity that is assigned as a percentage of annual base pay. These annual target awards range from 60% of annual base pay to 120% of annual base pay (as determined by the Committee). The short-term, non-equity incentive plan’s measurement for payout is Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results against target and Adjusted Return on Invested Capital (ROIC) results against target. The payout is determined by EBITDA and ROIC performance, respectively, utilizing a performance scale (see BEOPP Funding Scale in Compensation Discussion and Analysis). This annual payout is determined by comparing EBITDA and ROIC results against the performance scale (see BEOPP Funding Scale in Compensation Discussion and Analysis). The maximum individual payout under this plan is $3,000,000.
(2)	Reflects the issuance of restricted equity units to the Named Executive Officers. Time-based share units and performance-based share units vest after a three-year period, subject to accelerated vesting for retirement eligible participants. Retirement eligible participants for 2016 include: Mr. Austen, Mr. Clauer, Ms. Edison, and Mr. Ransom. The share price used to determine the number of both time-based and performance-based share units granted on 1/4/16 was the average closing share price for the last 20 trading days of December 2015, or $45.21. The maximum payout for the performance-based share units is two times the target for achieving the 75th percentile of TSR in comparison to the TSR Comparator Group while achieving the 25th percentile of TSR in comparison to the TSR Comparator Group yields a 50 percent payout. Below the 25th percentile achievement yields no payout. All restricted equity units vest in the event of an Executive Officer’s death or disability and in the event of a change of control, with performance-based share units vesting at the target. In addition, any Executive Officer who retired at or after the age 55 will vest in a prorated amount of the units determined based on the number of months of the vesting or performance period while the Executive Officer was employed.
(3)	Grant date fair market value for the time-based share units is the number of units, multiplied by the closing market price on 1/4/16, which was $44.18. Grant date fair market value for the performance-based share units is the number of shares expected to vest based on the probable outcome determined in accordance with FASB ASC Topic 718, multiplied by the grant date closing price. The accounting value of each performance-based share unit was 110 percent of the value of each time-based share unit.

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Outstanding Equity Awards at 2016 Fiscal Year End

	Stock Awards
		(1)	(2)		(1)	(2)
			Market Value of	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Shares or		Shares or Units of	Number of Unearned Shares,		Market or Payout Value of
	Units of Stock That		Stock That Have	Units or Other Rights That		Unearned Shares, Units or Other
	Have Not Vested		Not Vested	Have Not Vested		Rights That Have Not Vested
Name		(#)	($)		(#)	($)
William F. Austen	(3)	41,143	1,967,458
	(4)	31,334	1,498,392
				(6)	41,143	1,967,458
				(7)	73,113	3,496,264
Michael B. Clauer	(3)	10,089	482,456
	(4)	6,404	306,239
	(5)	10,000	478,200
				(6)	10,089	482,456
				(7)	14,942	714,526
James W. Ransom, Jr.	(3)	11,330	541,801
	(4)	6,736	322,116
				(6)	11,330	541,801
				(7)	15,716	751,539
Sheri H. Edison	(3)	7,540	360,563
	(4)	4,480	214,234
				(6)	7,540	360,563
				(7)	10,452	499,815
Timothy S. Fliss	(3)	5,143	245,938
	(4)	3,086	147,573
				(6)	5,143	245,938
				(7)	7,200	344,304
(1)	Reflects outstanding time-based share units and performance-based share units that vest after a three-year period. The performance-based share units will vest on 12/31/2017 and 12/31/2018 based on our TSR performance relative to our TSR Comparator Group. Dividend equivalents are accrued and paid out when the share units fully vest.
(2)	Market value of share units is determined by multiplying the number of units by the 12/30/2016 closing share price of $47.82.
(3)	Number of time-based share units awarded on 1/2/2015. The units will vest on 12/31/2017.
(4)	Number of time-based share units awarded on 1/4/2016. The units will vest on 12/31/2018.
(5)	Number of time-based share units awarded on 12/4/2014, Mr. Clauer’s date of hire. The units will vest on 12/31/2017.
(6)	Number of performance-based share units awarded on 1/2/2015 that would be earned based on achieving target level of performance.
(7)	Number of performance-based share units awarded on 1/4/2016 that would be earned based on achieving target level of performance.

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Option Exercises and Stock Vested in 2016

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)
	(1)
William F. Austen	67,201	3,267,985	(2)
	36,543	1,779,279	(3)
James W. Ransom, Jr.	39,158	1,904,254	(2)
	11,495	559,692	(3)
Sheri H. Edison	17,212	837,020	(2)
	7,637	371,846	(3)
Timothy S. Fliss	11,109	540,231	(2)
	5,226	254,454	(3)
(1)	The figures represent the number of shares that vested during 2016 for each Named Executive Officer. Dollar amount represents the share closing price on the date of vesting multiplied by the number of units vested for time-based shares.
(2)	Time-based share units vested 12/31/16 (2012 and 2014 grants, including the additional number of time-based units granted to Mr. Austen on 8/7/14 and Mr. Ransom on 2/5/14) and distributed on 1/3/2017 to the Named Executive Officer.
(3)	Performance-based share units vested during 2016 (2014 grant) and distributed on 2/8/17 to the Named Executive Officer.

2016 Non-Qualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance at
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)	($)	($)(1)	($)	($)
James W. Ransom, Jr.			22,059		281,521
(1)	Deferred compensation shown above was provided under the terms of the Bemis Long-Term Deferred Compensation Plan. The plan allowed for deferral of short-term cash incentives. Earnings shown include changes in the value of phantom share units, the reinvestment of related dividend equivalents, and interest credited at a rate equal to the prime rate as of the beginning of the year, compounded on a quarterly basis. For Mr. Ransom, $523 of earnings were above market and are reflected in the Summary Compensation Table. No other NEO’s participate in this plan.

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2016 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under each of the Retirement Plans and Supplemental Retirement Plans, determined using interest rate and mortality rate assumptions described below. The pension plans included in this table are frozen as of December 31, 2013. Any employee hired after January 1, 2005 is not eligible to participate in any of the Bemis Defined Benefit Retirement Programs.

			Present Value	Payments
		Number of Years	of Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
	(1) (2)		(3)
William F. Austen	Bemis Retirement Plan	5.80	203,638
	Bemis Supplemental Retirement Plan	5.80	703,275
	Bemis Supplemental Retirement Plan for Senior Officers	13.80	4,374,444
	TOTAL		5,281,357
James W. Ransom, Jr.	Bemis Retirement Plan	3.12	94,939
	Bemis Supplemental Retirement Plan	3.12	232,824
	Bemis Supplemental Retirement Plan for Senior Officers	—
	TOTAL		327,763

Key Assumptions(3)	12/31/2016	12/31/2015
Discount Rate	4.25%	4.25%
Expected Retirement Age	Earliest unreduced age	Earliest unreduced age
Pre-Retirement Decrements	None	None
Post-Retirement Mortality	RP 2014 adjusted to 2006	RP 2014 Projected from 2014 to 2021
Mortality Projection Scale	MP 2016 Generational	MP 2015
Form of Payment
BRP	Single Life Annuity	Single Life Annuity
Supplemental	Lump Sum	Lump Sum
SERP	Lump Sum	Lump Sum
Lump Sum Assumptions
Interest	3.00%	3.00%
Mortality	IRS 2017 Applicable Mortality Table	IRS 2016 Applicable Mortality Table
(1)	Bemis Retirement Plan (BRP) and Bemis Supplemental Retirement Plan (Supplemental Plan) - Both the BRP and the Supplemental Plan are non-contributory defined benefit plans with an offset for Social Security, which provide benefits determined primarily by final average salary and years of service. Final average salary is determined by using the highest five consecutive years of earnings out of the last fifteen. Eligible earnings include regular annual base compensation plus any annual non-equity cash incentive earned. The benefit formula is 50% of the final average salary, less 50% of the estimated Social Security benefit. Benefits are generally accrued over a 30-year period. The Supplemental Plan is a non-qualified defined benefit “excess” plan that provides an additional benefit which would have been provided under the BRP but for the limitations imposed by IRC Section 415 (maximum benefits) and IRC Section 401(a)(17) (maximum compensation). The provisions of the Supplemental Plan generally mirror the BRP, except the Supplemental Plan provides for a present value lump sum payment option, while the BRP does not. The Named Executive Officers that meet the eligibility requirements for early retirement as of December 31, 2016 are Mr. Austen and Mr. Ransom. Early retirement eligibility is age 55 with 10 years of service. The early retirement benefits for Mr. Austen and Mr. Ransom equal the normal retirement benefit, reduced by 5% each year from age 66 to age 61, then reduced 4% each year to age 55. The BRP and Supplemental Plans are frozen as of December 31, 2013; therefore, no additional benefits were earned under these plans after December 31, 2013.
(2)	Similar to the BRP and Supplemental Plan, the total benefits under the Bemis Supplemental Retirement Plan for Senior Officers (SERP) is 50% of final average earnings, less 50% of the estimated Social Security benefit, then offset by the BRP and Supplemental Plan benefit amounts. However, unlike the BRP and the Supplemental Plan, benefits under the SERP accrue over a 20-year period. In addition, final average earnings are calculated using the highest five years during the last 15, whether or not they are consecutive. Benefits under the SERP vest upon attainment of age 50 with 20 years of service, or when combined age and service totals 75 or more. The early retirement eligibility is the same as the vesting eligibility notes above, except that the Senior Officer cannot commence payment prior to age 55. The SERP has no early retirement reductions and a present value lump sum form of payment is offered. The SERP is frozen as of December 31, 2013; therefore, no additional benefits were earned under this plan after December 31, 2013.
(3)	All assumptions used to calculate the present value of accumulated benefits under the BRP, Supplemental Plan and the SERP, are the same as those used in our financial statements as of December 31, 2016, except for the assumed retirement age. The assumed retirement age has been changed to reflect the earliest unreduced age under the SERP. Lump sums under the Supplemental Plan and the SERP were calculated assuming a 3% lump sum interest rate and the IRS 2017 Applicable Mortality Table.

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2016 Director Compensation

Director compensation is approved by the Compensation Committee. The Committee determines appropriate pay levels in reliance on the expertise of, and data supplied by, Willis Towers Watson. The components of Director pay include cash or shares in lieu of cash, share awards, and an additional cash payment for Non-Executive Chairman of the Board (or Independent Lead Director, if applicable) and for Directors who serve as Chairs on the Committees. For 2016, annual board compensation consists of $95,000 in cash (or shares in lieu of cash) and share awards valued at $105,000. In addition, the Committee Chairs received a payment of cash (or shares in lieu of cash) in the amount of $18,000. In addition to the standard Board retainer, Director Manganello received an annual fee of $85,000 in cash (or shares in lieu of cash) and share awards valued at $95,000 for services as Non-Executive Chairman of the Board.

The share awards shown below represent payments for two years of service. The Company previously paid Director shares in arrears with immediate vesting for the prior year of Board service. During 2016, the Company changed its practice to grant shares at the beginning of a term with vesting on the earlier of the first anniversary of the grant or the next year’s annual shareholder meeting. As such, the table below reflects shares paid in arrears for the term beginning at the 2015 annual shareholder meeting as well as shares granted immediately for the term beginning at the 2016 annual shareholder meeting.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)(1)
Ronald J. Floto	95,000	211,933	1,522	308,455
Adele M. Gulfo	95,000	198,107	1,312	294,419
David S. Haffner	113,000	211,933		324,933
Timothy M. Manganello	180,000	403,641	2,665	586,306
William L. Mansfield(3)		307,075	3,358	310,433
Arun Nayar	106,811	211,933	2,576	321,320
Edward N. Perry	95,000	211,933	1,630	308,563
David T. Szczupak	95,000	211,933	1,918	308,851
Holly A. Van Deursen	113,000	211,933		324,933
Philip G. Weaver	101,177	211,933	2,050	315,160

(1)	As described above, the Stock Awards amount reflect the value of two annual equity awards due to a transition the Company made to provide the equity awards in the form of restricted stock units beginning in 2016. Beginning in May 2016, each Director received restricted stock units (RSUs) computed in accordance with FASB ASC Topic 718 (2,127 shares multiplied by the stock closing price on 5/5/16 or $49.38 = $105,000). These RSUs will have a one-year vesting period and will vest in full on the earlier of the first anniversary of the date of grant or at the next annual meeting of shareholders. Any Director whose service terminates prior to an annual meeting of shareholders will vest in a prorated number of share units for the portion of the year served.

(2)	Perquisites for spousal travel to the February 2016 Board meeting.

(3)	Director Mansfield elected to receive his entire annual retainer in the form of Bemis shares in lieu of cash.

Potential Payments Upon Termination, Including Following Change of Control for 2016

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the NEOs would be entitled to upon termination of employment, including following a change of control. Except for certain terminations following a change of control of the Company as described below, there are no other agreements, arrangements or plans that entitle Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating Executive Officer (other than following a change of control) would be at the discretion of the Compensation Committee.

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POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT, INCLUDING FOLLOWING A CHANGE OF CONTROL

				Continuation
		Cash	Incremental	of Medical/	Acceleration
		Severance	Pension	Welfare	and
		Payment	Benefit	Benefits	Continuation
		(salary, bonus,	(present	(present	of Equity	Excise Tax
		etc.)	value)	value)	Awards	Adjustment
Name	Event	($)	($)	($)	($)	($)
			(1)		(2)
William F. Austen	Death				8,929,572
	Disability				8,929,572
	(3) Voluntary termination				5,024,687
	(3) Voluntary retirement				5,024,687
	(3) Involuntary termination				5,024,687
	Involuntary termination for cause
	(4) Involuntary or constructive
	termination after change of control	15,058,156		102,000	8,929,572	8,552,448
Michael B. Clauer	Death				2,463,878
	Disability				2,463,878
	(3) Voluntary termination				746,805
	(3) Voluntary retirement				746,805
	(3) Involuntary termination				746,805
	Involuntary termination for cause
	(6) Involuntary or constructive
	termination after change of control	3,035,000		68,000	2,463,878
James W. Ransom, Jr.	Death				2,157,256
	Disability				2,157,256
	(3) Voluntary termination				2,341,076
	(3) Voluntary retirement				2,341,076
	(3) Involuntary termination				2,341,076
	Involuntary termination for cause
	(5) Involuntary or constructive
	termination after change of control	4,643,250		102,000	2,157,256	2,161,713
Sheri H. Edison	Death				1,435,174
	Disability				1,435,174
	(3) Voluntary termination				1,134,864
	(3) Voluntary retirement				1,134,864
	(3) Involuntary termination				1,134,864
	Involuntary termination for cause
	(6) Involuntary or constructive
	termination after change of control	2,304,900		68,000	1,435,174
Timothy S. Fliss	Death				983,753
	Disability				983,753
	(3) Voluntary termination
	(3) Voluntary retirement
	(3) Involuntary termination
	Involuntary termination for cause
	(6) Involuntary or constructive
	termination after change of control	1,831,200		68,000	983,753

(1)	Vested pension benefits, if any, for the Named Executive Officers are not listed in this table because they are already provided under Pension Benefits.

(2)	The Acceleration and Continuation of Equity Awards column for an involuntary or constructive termination after change of control includes the value of all currently non-vested equity units outstanding at 2016 fiscal year end from the Outstanding Equity Awards Table, including both time and performance-based awards.

(3)	The Acceleration and Continuation of Equity Awards column for voluntary termination, voluntary retirement, and involuntary termination includes payouts that are pursuant to the terms of the Plan, assuming a 100% payout at Target for performance-based share units.

(4)	Involuntary or constructive termination after change of control: provides salary, bonus, non-vested equity units outstanding, a cash value equal to 2016 restricted share units, and an excise tax adjustment. The cash column represents three (3) times the annual base salary, three (3) times the greater of the current bonus target or the highest bonus paid to the Named Executive Officer during the previous five (5) calendar years, a cash payment equal to the value of the 2016 restricted share award made to the Named Executive Officer, and three (3) times the benefit costs calculated at thirty (30) percent of base pay. The continuation of medical/welfare benefits column represents $102,000 in estimated health, welfare and life insurance cost for a three (3) year period.

(5)	Involuntary or constructive termination after change of control: provides salary, bonus, non-vested equity units outstanding, and an excise tax adjustment. The cash column represents three (3) times the annual base salary, three (3) times the greater of the current bonus target or the highest bonus paid to the Named Executive Officer during the previous five (5) calendar years, and three (3) times the benefit costs calculated at thirty (30) percent of base pay. The continuation of medical/welfare benefits column represents $102,000 in estimated health, welfare and life insurance cost for a three (3) year period.

(6)	Involuntary or constructive termination after change of control: provides salary, bonus, and non-vested equity units outstanding (no tax gross-up due to elimination of this benefit as of 1/1/2009). The cash column represents two (2) times the annual base salary, two (2) times the greater of the current bonus target or the highest bonus paid to the Named Executive Officer during the previous five (5) calendar years, and two (2) times the benefit costs calculated at thirty (30) percent of base pay. The continuation of medical/welfare benefits column represents $68,000 in estimated health, welfare and life insurance cost for a two (2) year period.

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MANAGEMENT AGREEMENTS

We have Management Agreements (“Agreements”) with the Executive Officers that become effective only upon a change of control event. A change of control event is deemed to have occurred if any person acquires or becomes a beneficial owner, directly or indirectly, of our securities representing 20 percent or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of Directors, or 20 percent or more of the then outstanding shares of our Common Stock. If, in connection with a change of control event, an Executive Officer is terminated involuntarily or constructively involuntarily terminated, such Executive Officer will be entitled:

(a)	To immediately receive from us or our successor, a lump-sum cash payment in an amount equal to three times (or two times for Executive Officers elected in 2008 or later) the sum of (1) the executive’s annual salary for the previous year, or, if higher, the executive’s annual salary in effect immediately prior to the change of control event; (2) the executive’s target bonus for the current year, or, if higher, the highest annual bonus received by the executive during the previous five years; and (3) the estimated value of fringe benefits and perquisites;

(b)	To immediately receive from us or our successor (for Executive Officers elected before 2007), a lump-sum cash payment in an amount equal to the executive’s most recent annual grant of equity units multiplied by the value of a share of our common stock on the day immediately prior to the change of control event; and

(c)	For three years (or two years for Executive Officers elected in 2008 or later) after the “Involuntary Termination” or “Constructive Involuntary Termination”, to participate in any health, disability, and life insurance plan or program in which the executive was entitled to participate immediately prior to the change of control event; but notwithstanding anything to the contrary above, the executive will not be entitled to benefits under subparagraphs (a), (b) or (c) above for any time following the executive’s sixty-fifth (65th) birthday.

For purposes of the Agreements, “Involuntary Termination” means a termination by us of the executive’s employment that is not a termination for “Cause” and that is not on account of the death or disability of the executive.

“Constructive Involuntary Termination” means any of the following events: (1) reduction of the executive’s title, duties, responsibilities, or authority, other than for Cause or disability; (2) reduction of the executive’s annual base salary; (3) reduction of the aggregate benefits under our pension, profit sharing, retirement, life insurance, medical, health and accident, disability, bonus and incentive plans, and other employee benefit plans and arrangements or reduction of the number of paid vacation days to which the executive is entitled; (4) we fail to obtain assumption of the Agreement by any successor; (5) we require the executive to perform his primary duties at a location that is more than 25 miles further from his primary residence than the location at which he performs his primary duties on the effective date of the Agreement; or (6) a termination of employment with us by the executive after any of the other occurrences listed.

“Cause” means, and is limited to, (1) willful and gross neglect of duties by the executive that has not been substantially corrected within 30 days after his receipt from us of written notice describing the neglect and the steps necessary to substantially correct it, or (2) an act or acts committed by the executive constituting a felony and substantially detrimental to us or our reputation.

In 2008, new Management Agreements were approved for all incoming Executive Officers. These agreements provide for two (2) years of payments (versus the previously executed Management Agreements that provide for three (3) years of payments) and provide no additional payments for any restricted share unit awards. Effective January 1, 2009, the Compensation Committee eliminated the Internal Revenue Code Section 280G excise tax adjustments from payments due under new Management Agreements.

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REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed of five independent non-employee directors. It is responsible for overseeing the Company’s financial reporting and the Company’s controls regarding accounting and financial reporting. In performing its oversight function, the Committee relies upon advice and information received in written form and in its quarterly discussions with the Company’s management, the Company’s Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC). The Company’s Director of Internal Audit and PwC have direct access to the Audit Committee at any time on any issue of their choosing and the Committee has the same direct access to the Company’s Director of Internal Audit and PwC. The Committee meets privately with the Director of Internal Audit and with PwC at least four times a year.

Specifically, the Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management; (ii) met and discussed the financial statements and related issues with senior management and the Company’s Director of Internal Audit (iii) met and discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board’s Auditing Standard No. 16, “Communication with Audit Committee”; and (iv) received the written notice from PwC regarding their independence. In addition, the Audit Committee is given responsibility to review and approve Related Person Transactions in accordance with the Related Person Transaction Approval Policy. There were no Related Person Transactions reportable under Item 404 of Regulation S-K for the fiscal year ended December 31, 2016.

Independent Registered Public Accountant Fees

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by PwC during those periods.

	2016	2015
Audit Fees(1)	$3,121,989	$3,260,293
Audit-Related Fees(2)	124,555	32,004
Tax Fees(3)	86,964	234,786
Other Fees(4)	1,089,431	342,734
TOTAL FEES	$4,422,939	$3,869,817

(1)	Audit Fees – These are fees for professional services performed by PwC for the integrated audits of the Company’s annual financial statements and reviews of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – These are fees for the assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements, including audit work related to the new revenue recognition standard.

(3)	Tax Fees – These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes review and/or preparation of certain foreign tax returns and tax consulting.

(4)	Other Fees – These are fees paid to PwC to assess and recommend services related to a supply chain software solution for capacity planning and production scheduling. This also includes fees for acquisition related commercial due diligence and a software license fee for automated disclosure checklist and accounting research tool.

The Audit Committee approved all audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm in accordance with its policy, prior to management engaging the auditor for that purpose. The Committee’s current practice is to consider for pre-approval quarterly all audit and non-audit services proposed to be provided by the Company’s independent registered public accounting firm. In making its recommendation to appoint PwC as the Company’s independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining that firm’s independence.

Based on the Committees’ review and discussions with senior management, the Director of Internal Audit and PwC referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The Audit Committee

Arun Nayar, Chair and Financial Expert

Ronald J. Floto

Adele M. Gulfo

David T. Szczupak

Philip G. Weaver*

*	In connection with committee leadership succession planning activities, Mr. Weaver transitioned from the Audit Committee and was appointed to the Compensation and Nominating and Corporate Governance Committees following the approval of the Audit Committee report above.

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PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

A further purpose of the meeting is to vote on the ratification of the appointment of the independent registered public accounting firm (“Auditor”) for the year ending December 31, 2017. While Missouri law, our Restated Articles of Incorporation, and our Amended By-Laws do not require submission to the shareholders the question of appointment of Auditors, it has been the policy of our Board of Directors since 1968 to submit the matter for shareholder consideration in recognition that the basic responsibility of the Auditors is to the shareholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends shareholder ratification of the appointment of PricewaterhouseCoopers LLP, which has served as our Auditor for many years. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

The proxies will vote your proxy for ratification of the appointment of PricewaterhouseCoopers LLP unless you specify otherwise in your proxy.

The Audit Committee recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 3	ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

As required by the rules of the SEC, our shareholders provide an annual, advisory, non-binding vote on the compensation of our NEOs as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation –Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, reward and retain our NEOs who are vital to our success. Our compensation policies and practices were designed based upon a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. Please read the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the 2016 compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEO’s compensation. This vote is not intended to address any specific type of compensation, but rather the overall compensation of our NEOs and policies and practices described in this proxy statement. Accordingly, our Board of Directors recommends that our shareholders vote “FOR” the following resolution:

“RESOLVED, that Bemis’ shareholders approve, on an advisory basis, the compensation of the NEOs as disclosed in Bemis’ Proxy Statement for the 2017 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

The Say-on-Pay Vote is advisory, and therefore not binding on Bemis, the Compensation Committee or our Board of Directors. However, we value shareholders’ opinions, and we will consider the outcome of the Say-on-Pay Vote when determining future executive compensation programs.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers.

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PROPOSAL 4	ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (“FREQUENCY VOTE”)

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, such as Proposal 3 of this proxy statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. The Frequency Vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Board of Directors has concluded that an advisory vote once every year is most appropriate based on our compensation program. While we have designed our executive compensation program to attract, motivate, reward and retain our senior management talent over a multi-year period, our shareholders previously voted in favor of a yearly vote and all indications are that this is still the requested frequency of a substantial number of our shareholders. In addition, this standard is consistent with most public companies.

Please cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting.

The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. This vote is advisory and non-binding on Bemis, and the Board may determine that it is in the best interests of the shareholders and Bemis to hold an advisory vote on executive compensation more or less frequently than the option determined by our shareholders. We value our shareholders’ opinions and will consider the outcome of the Frequency Vote when determining how often to hold a say-on-pay vote.

The Board of Directors recommends a vote for every “1 Year” as the frequency with which shareholders are provided an advisory vote on executive compensation.

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IMPORTANT INFORMATION ABOUT THE PROXY MATERIALS AND VOTING YOUR SHARES

Why am I receiving these proxy materials?

The Company is soliciting your proxy in connection with the Annual Meeting of Shareholders to be held on Thursday, May 4, 2017. This proxy statement and the form of proxy or, in some cases, a Notice of Internet Availability, are being mailed to shareholders commencing on or about March 17, 2017.

Why did I receive a Notice of Internet Availability of Proxy Materials?

Under the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to certain of our shareholders on the Internet, rather than mailing printed copies to those shareholders. This process reduces the environmental impact of our Annual Meeting of Shareholders, expedites shareholders’ receipt of the proxy materials, and lowers our costs. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

How will my shares be voted by proxy?

The proxies will vote the shares represented by all properly executed proxies that we receive prior to the meeting and not revoked in accordance with your instructions. If you properly execute and submit your proxy, but do not indicate how you want your shares voted, the Company proxy will vote your shares:

•	“FOR” the 10 Director-nominees set forth herein;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	“FOR” the approval of our executive compensation; and

•	“1 Year” as the frequency with which shareholders are provided an advisory vote on executive compensation.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted by giving written notice of revocation to the Corporate Secretary of the Company.

How can I vote my shares?

BY INTERNET USING YOUR COMPUTER	BY TELEPHONE	BY MAILING YOUR PROXY CARD

Available 24/7 www.proxyvote.com	Call toll-free 1-800-690-6903	Mark, sign and date your proxy card and send in postage-paid envelope provided

You have until 11:59 p.m. Eastern Daylight Time on Wednesday, May 3, 2017 to vote by internet or telephone. Your mailed proxy card must be received prior to the Annual Meeting of Shareholders. You may also vote your shares at the Annual Meeting of Shareholders. However, you will be admitted to the meeting only if you have a ticket. See the Admission Policy in this proxy statement for instructions on obtaining a ticket.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help to save us the expense of a second mailing if you vote promptly.

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Who will conduct and pay for the cost of this proxy solicitation?

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, by fax, or by internet by our Directors, Officers or other regular employees without remuneration other than regular compensation.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 6, 2017, will be entitled to vote at the meeting. As of that date, we had outstanding 91,950,468 shares of Common Stock. Each share entitles the shareholder of record to one vote. Cumulative voting is not permitted. See the Admission Policy in this proxy statement for instructions on obtaining a ticket to attend the meeting.

How many votes are required to approve each proposal?

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect Directors and approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Say-on-Pay Vote is advisory and non-binding, but we will consider shareholders to have approved the compensation of our Named Executive Officers if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. The Frequency Vote is also advisory and non-binding, and we will consider shareholders to have selected the frequency option that receives the highest number of votes cast.

How are votes counted?

Abstentions will be treated as shares that are present and entitled to vote, as will an election to withhold authority to vote for Directors. Accordingly, abstentions and elections to withhold authority will have the effect of a vote “Against” the particular matter, except in the case of the Say-on-Pay Vote and the Frequency Vote for which an abstention will have no effect. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, it is referred to as a “broker non-vote.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as voted for the purpose of determining the approval of the particular matter.

If I own or hold shares in a brokerage account, can my broker vote my shares for me?

The election of Directors, the Say-on-Pay Vote and the Frequency Vote are matters on which brokers do not have discretionary authority to vote. Thus, if your shares are held in a brokerage account and you do not provide instructions as to how your shares are to be voted on these proposals, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

What is the address for the Company’s principal executive office?

The mailing address of our principal executive office is:

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

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SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals for inclusion in proxy statement

We must receive all shareholder proposals to be presented at the 2018 annual meeting of shareholders that are requested to be included in the proxy statement and form of proxy relating thereto not later than November 17, 2017.

Nominees for inclusion in proxy statement (proxy access)

In 2016, the Board of Directors adopted a proxy access bylaw that permits shareholders who satisfy certain eligible requirements to nominate one or more persons for election as a Director for inclusion in the Company’s proxy statement. The proxy access bylaw permits a shareholder, or group of up to 20 shareholders, owning 3% of more of the Company’s outstanding stock continuously for at least three years to nominate and include in the Company’s proxy statement Director nominees constituting up to the greater of 20% of the Board of Directors or two Directors. The shareholder(s) and any nominee(s) must satisfy the requirements set forth in the Amended By-Laws. To be timely, notice of such a nomination must be delivered and received at our principal executive offices not less than 120 days nor more than 150 days before the first anniversary of the date the Company distributed its proxy statement to shareholders for the prior year’s annual meeting, which is no later than November 17, 2017 and no earlier than October 18, 2017 for nominations for the 2018 annual meeting of shareholders. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if delivered and received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting.

Other proposals and nominees

Shareholder proposals to be brought before any meeting of shareholders or nominations of persons for election as a Director at any meeting of shareholders must be made pursuant to timely notice in writing to the Corporate Secretary of the Company. To be timely, notice by the shareholder must be delivered or received at our principal executive offices not less than 90 days before the first anniversary of the preceding year’s annual meeting, which, for next year is February 3, 2018. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting.

Notice requirements

A notice must set forth certain information concerning such proposal or such shareholder and the nominees, as specified in our Amended By-Laws and as required by SEC rules, as applicable. The presiding officer of the meeting will refuse to acknowledge any proposal or nomination not made in compliance with the foregoing procedures.

The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

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HOUSEHOLDING

The SEC permits a procedure, called “householding”, for the delivery of proxy information to shareholders. Under householding, shareholders who share the same last name and address, and do not participate in electronic delivery, will receive only one copy of the proxy materials, including our Annual Report to Shareholders or, in some cases, one Notice of Internet Availability. We initiated householding to reduce printing costs and postage fees.

Shareholders wishing to continue to receive multiple copies of proxy materials or multiple Notices of Internet Availability may do so by completing and returning the “opt out” card previously mailed to you or by notifying us in writing or by telephone at Bemis Company, Inc., One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669, 920-727-4100. Upon such request, we will promptly deliver copies of the proxy materials or Notice of Internet Availability to a shareholder at a shared address to which a single copy of the documents was delivered.

Shareholders who share an address (but not the same last name) may request householding by notifying us at the above-referenced address or telephone number.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2017

The following materials are available for viewing on the internet:

•	Proxy statement for the 2017 Annual Meeting of Shareholders;

•	2016 Annual Report to Shareholders; and

•	Annual report on Form 10-K for the year ended December 31, 2016.

To view the proxy statement, 2017 Annual Report to Shareholders, or annual report on Form 10-K, visit www.bemis.com/2017Annualmeeting.

ADMISSION POLICY

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Shareholders on May 4, 2017. To be admitted to the meeting, you must request an admission ticket. You may request an admission ticket by:

•	Calling 920-527-5290;

•	E-mailing contactbemis@bemis.com; or

•	Mailing a request to Bemis Company, Inc. at One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669, Attention: Corporate Secretary.

Seating is limited. Tickets will be issued on a first-come, first-serve basis. You may pick up your ticket at the registration table prior to the meeting. Please be prepared to show your photo identification. Please note that if you hold shares in “street name” (that is, through a bank, broker or other nominee), you will also need to bring a copy of a statement reflecting your share ownership as of the record date. If you attend as a representative of an entity that owns shares of record, you will need to bring proper identification indicating your authority to represent that entity.

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BEMIS COMPANY, INC.
ATTN: ERIN M. WINTERS
ONE NEENAH CENTER, 4TH FLOOR
P.O. BOX 669
NEENAH, WI 54957-0669

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 William F. Austen	02 Ronald J. Floto	03 Adele M. Gulfo	04 David S. Haffner	05 Timothy M. Manganello
06 William L. Mansfield	07 Arun Nayar	08 David T. Szczupak	09 Holly A. Van Deursen	10 Philip G. Weaver

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Only Shareholders of record at the close of business on March 6, 2017 will be entitled to receive notice of and to vote at the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000319791_1 R1.0.1.15

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We will hold the Annual Meeting of Shareholders of Bemis Company, Inc. **at the Corporate Offices at 134 East Wisconsin** Ave., Neenah, Wisconsin, on Thursday, May 4, 2017, at 9:00 a.m., Central Daylight Time.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Erin M. Winters, Steven J. Price and Sheri H. Edison, or any of them, as Proxies with power of substitution to vote on all matters, as designated on the reverse side, all the shares of stock of Bemis Company, Inc. held of record by the undersigned on March 6, 2017, at the Annual Meeting of Shareholders to be held on May 4, 2017.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If this Proxy is received and no specific direction is made, this Proxy will be voted "FOR" each of the nominees in proposal 1 and "FOR" proposals 2 and 3 and "1 Year" for proposal 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000319791_2 R1.0.1.15